BORROWER SECURITY AGREEMENT

THIS BORROWER SECURITY AGREEMENT (this "Agreement"), is made as of June __, 2006, by and between Plum Mine Special Purpose, LLC, a Nevada limited liability company, (the "Company"), and the secured parties identified on Schedule A hereto and their respective assigns (each, a secured party and collectively, the “Secured Parties”) and John Winfield , an individual (the “Collateral Agent”) as collateral agent for the Secured Parties (the Company and the Secured Party may hereinafter be referred to singularly as a "party,' and collectively as the "parties.").

WITNESSETH:

WHEREAS, concurrently herewith the Company and its Parent, Goldspring, Inc., are entering into a loan agreement with the Secured Parties and Collateral Agent (the "Loan Agreement"), pursuant to which the Secured Parties are lending to the Company an aggregate of Two Million two Hundred Thousand ($2,200,000) Dollars (the "Loan"), and Winfield has agreed to acquire the Existing Mortgage (as defined in the Loan Agreement) and in consideration therefore the Company is issuing, one or more Notes (as defined in the Loan Agreement); and

WHEREAS, in order to induce the Secured Party to make the Loan, the Company has agreed to execute and deliver to the Secured Parties this Agreement for the benefit of the Secured Parties and to grant to them a first priority security interest in all of its assets to secure the prompt payment, performance and discharge in full of all of Company’s obligations under the Loan Agreement and the Notes.

NOW, THEREFORE, in consideration of the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.  Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1. Terms used but not otherwise defined in this Agreement that are defined in Article 9 of the UCC (such as "general intangibles" and "proceeds") shall have the respective meanings given such terms in Article 9 of the UCC. Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in the Loan Agreement.

(a)  "Collateral" means the collateral in which the Secured Party is granted a security interest by this Agreement and which shall include the following, whether presently owned or existing or hereafter acquired or coming into existence, and all additions and accessions thereto and all substitutions and replacements thereof, and all proceeds, products and accounts thereof, including, without limitation, all proceeds from the sale or transfer of the Collateral and of insurance covering the same and of any tort claims in connection therewith:

(i)  All Goods of the Company, including, without limitations, all machinery, equipment, computers, motor vehicles, trucks, tanks, boats, ships, appliances, furniture, special and general tools, fixtures, test and quality control devices and other equipment of every kind and nature and wherever situated, minerals, natural resources and metals, together with all documents of title and documents representing the same, all additions and accessions thereto, replacements therefor, all parts therefor, and all substitutes for any of the foregoing and all other items used and useful in connection with the Company’s businesses and all improvements thereto (collectively, the "Equipment"); and

(ii)  All Inventory of the Company; and

(iii)  All of the Company’s contract rights and general intangibles, including, without limitation, all mining rights, partnership interests, stock or other securities, licenses, distribution and other agreements, computer software development rights, leases, franchises, customer lists, quality control procedures, grants and rights, goodwill, trademarks, service marks, trade styles, trade names, patents, patent applications, copyrights, and all other intellectual property, all accounts deposit accounts, employee non-compete agreements, non-disclosure and assignment of rights agreements, and income tax refunds (collectively, the "General Intangibles"); and

(iv)  All Receivables of the Company including all insurance proceeds, and rights to refunds or indemnification whatsoever owing, together with all instruments, all documents of title representing any of the foregoing, all rights in any merchandising, goods, equipment, motor vehicles and trucks which any of the same may represent, all tax refunds and all right, title, security and guaranties with respect to each Receivable, including any right of stoppage in transit; and

(v)  All of the Company’s documents, instruments and chattel paper, files, records, books of account, business papers, computer programs and the products and proceeds of all of the foregoing Collateral set forth in clauses (i)-(iv) above.

(b)  "Obligations" means all of the Company’s obligations under this Agreement, the Loan Agreement and the Note, in each case, whether now or hereafter existing, voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later decreased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from the Secured Party as a preference, fraudulent transfer or otherwise as such obligations may be amended, supplemented, converted, extended or modified from time to time.

(c)  "UCC" means the Uniform Commercial Code, as currently in effect in the State of Nevada; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment , perfection or priority of the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Nevada, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection of priority and for purposes of definitions related to such provisions.

2.  Grant of Security Interest. As an inducement for the Secured Parties to make the Loans and purchase the Notes and warrants and to secure the complete and timely payment, performance and discharge in full, as the case may be, of all of the Obligations, the Company hereby, unconditionally and irrevocably, pledges, grants and hypothecates to the Secured Parties, a senior continuing security interest in, a continuing first lien upon, an unqualified right to possession and disposition of and a right of set-off against, in each case to the fullest extent permitted by law, all of the Company's right, title and interest of whatsoever kind and nature in and to the Collateral (the "Security Interest").

3.  Representations, Warranties, Covenants and Agreements of the Company. The Company represents and warrants to, and covenants and agrees with, the Secured Party as follows:

(a)  The Company has the requisite corporate power and authority to enter into this Agreement and otherwise carry out its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the filings contemplated herein have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company. This Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally.

(b)  The Company represents and warrants that it has no place of business or offices where its respective books of account and records are kept (other than temporarily at the offices of its attorneys or accountants), except as set forth on Schedule B attached hereto;

(c)  Except as to those liens existing as of the date hereof that were disclosed to the Secured Party by the Company and are set forth on the attached Schedule C, if any (the “Permitted Liens”), the Company is the sole owner of the Collateral (except for non-exclusive licenses granted by the Company in the ordinary course of business), free and clear of any liens, security interests, encumbrances, rights or claims, and is fully authorized to grant the Security Interest in and to pledge the Collateral. There is not on file in any governmental or regulatory authority, agency or recording office an effective financing statement, security agreement, license or transfer or any notice of any of the foregoing (other than those that have been filed in favor of the Secured Party pursuant to this Agreement) covering or affecting any of the Collateral. So long as this Agreement shall be in effect, without the prior consent of the Collateral Agent, which consent shall not be unreasonably withheld, the Company shall not execute and shall not knowingly permit to be on file in any such office or agency any such financing statement or other document or instrument (except to the extent filed or recorded in favor of the Collateral Agent on behalf of the Secured Parties pursuant to the terms of this Agreement).

(d)  No part of the Collateral or rights in connection therewith, has been judged invalid or unenforceable. No written claim has been received that any Collateral or the Company’s use of any Collateral violates the rights of any third party. There has been no adverse decision to the Company’s claim of ownership rights in or exclusive rights to use the Collateral in any jurisdiction or to the Company's right to keep and maintain such Collateral in full force and effect, and there is no proceeding involving said rights pending or, to the best knowledge of the Company, threatened before any court, judicial body, administrative or regulatory agency, arbitrator or other governmental authority.

(e)  The Company shall at all times maintain its books of account and records relating to the Collateral at its principal place of business and its Collateral at the locations set forth on Schedule B attached hereto may not relocate such books of account and records unless it delivers to the Secured Parties (or to Collateral agent on their behalf) at least 30 days prior to such relocation (i) written notice of such relocation and the new location thereof (which must be within the United States) and (ii) evidence that appropriate financing statements and other necessary documents have been filed and recorded and other steps have been taken to perfect the Security Interest to create in favor of the Secured Parties a valid, senior, perfected and continuing first priority liens in the Collateral.

(f)  This Agreement creates in favor of the Secured Parties a valid senior security interest in the Collateral securing the payment and performance of the Obligations and, upon making the filings described in the immediately following sentence, a perfected first priority security interest in such Collateral. Except for the filing of financing statements on Form-1 under the UCC with the jurisdictions indicated on Schedule D, attached hereto, no authorization or approval of or filing with or notice to any governmental authority or regulatory body is required either (i) for the grant by the Company of, or the effectiveness of, the Security Interest granted hereby or for the execution, delivery and performance of this Agreement by the Company or (ii) for the perfection of or exercise by the Secured Party of its rights and remedies hereunder.

(g)  The Company hereby irrevocably authorizes the Secured Parties (or Collateral Agent on behalf of Secured Parties) at any time and from time to time before or after the date hereof, to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the State of Nevada as amended from time to time, or any other Uniform Commercial Code jurisdiction; and (b) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Company is an organization, the type of organization and any organization identification number issued to the Company. The Company agrees to furnish any such information to the Secured Parties promptly upon request. The Company also ratifies its authorization for the Secured Party to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof with respect to the Collateral.

(h)  The execution, delivery and performance of this Agreement does not conflict with or cause a breach or default, or an event that with or without the passage of time or notice, shall constitute a breach or default, under any agreement to which the Company is a party or by the Company is bound. No consent (including, without limitation, from stockholders or creditors of the Company) is required for the Company to enter into and perform its obligations hereunder.

(i)  The Company shall at all times maintain the liens and Security Interest provided for hereunder as valid and perfected liens and security interests in the Collateral in favor of the Secured Party until this Agreement and the Security Interest hereunder shall be terminated pursuant to Section 12. The Company hereby agrees to defend the same against any and all persons. The Company shall safeguard and protect all Collateral for the account of the Secured Parties. At the request of the Secured Parties, the Company will pay the cost of filing one or more financing statements pursuant to the UCC (or any other applicable statute) in form reasonably satisfactory to the Secured Party in all public offices wherever filing is, or is deemed by the Secured Party to be, necessary or desirable to effect the rights and obligations provided for herein. Without limiting the generality of the foregoing, the Company shall pay all fees, taxes and government fees and other amounts necessary to maintain the Collateral and the Security Interest hereunder, and the Company shall obtain and furnish to the Secured Party from time to time, upon demand, such releases and/or subordinations of claims and liens which may be required to maintain the priority of the Security Interest hereunder.

(j)  The Company will not transfer, pledge, hypothecate, encumber, license, sell (except for sales of inventory in the ordinary course of business) or otherwise dispose of any of the Collateral without the prior written consent of the Collateral Agent.

(k)  The Company shall keep and preserve its Equipment, Inventory and other tangible Collateral in good condition, repair and order and shall not operate or locate any such Collateral (or cause to be operated or located) in any area excluded from insurance coverage.

(l)  The Company shall, within ten (10) days of obtaining knowledge thereof, advise the Collateral Agent promptly, in sufficient detail, of any substantial change in the Collateral, and of the occurrence of any event which would have a material adverse effect on the value of the Collateral or on the Secured Parties' security interest therein.

(m)  The Company shall promptly execute and deliver to the Secured Parties (or to Collateral Agent on their behalf) such further deeds, mortgages, assignments, assignment of rents, security agreements, financing statements or other instruments, documents, certificates and assurances and take such further action as the Collateral Agent may from time to time request and may in its sole discretion deem necessary to perfect, protect or enforce its security interest in the Collateral.

(n)  The Company shall permit the Secured Parties and Collateral Agent and its representatives and agents to inspect the Collateral at any time, and to make copies of records pertaining to the Collateral as may be requested by the Collateral Agent from time to time.

(o)  The Company will take all steps reasonably necessary to diligently pursue and seek to preserve, enforce and collect any rights, claims, causes of action and accounts receivable in respect of the Collateral.

(p)  The Company shall promptly notify the Collateral Agent in sufficient detail upon becoming aware of any attachment, garnishment, execution or other legal process levied against any Collateral and of any other information received by the Company that may materially affect the value of the Collateral, the Security Interest or the rights and remedies of the Secured Parties or Collateral Agent hereunder.

(q)  All information heretofore, herein or hereafter supplied to the Secured Parties or Collateral Agent by or on behalf of the Company with respect to the Collateral is accurate and complete in all material respects as of the date furnished.

4.  Defaults. The following events shall be “Events of Default”:

(a)  The occurrence of the Event of Default as defined in the Loan Agreement and Note;

(b)  Any representation or warranty of the Company in this Agreement shall prove to have been incorrect in any material respect when made; and

(c)  The material failure by the Company to observe or perform any of its material obligations hereunder for ten (10) days after receipt by the Company of notice of such failure from the Secured Party.

5.  Duty To Hold In Trust. Upon the occurrence of any Event of Default and at any time thereafter, the Company shall, upon receipt by it of any revenue, income or other sums subject to the Security Interest, whether payable pursuant to the Loan Agreement, the Note, or otherwise, or of any check, draft, debenture, Note, trade acceptance or other instrument evidencing an obligation to pay any such sum, hold the same in trust for the Secured Parties and shall forthwith endorse and transfer any such sums or instruments, or both, to the Secured Parties for application to the satisfaction of the Obligations.

6.  The Collateral Agent; Rights and Remedies Upon Default. Each of the Secured Parties hereby irrevocably appoints the Collateral Agent to act on its behalf hereunder as attorney -in- fact and under any other document executed in connection herewith, and authorizes the Collateral Agent to take such actions on its behalf to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, and the Company shall not have rights as a third party beneficiary of any such provision in this Section 6. The Collateral Agent is authorized to act, in its sole discretion, on behalf of the Secured Parties as described herein. Upon occurrence and continuance of any Event of Default and at any time thereafter, the Collateral Agent (on behalf of the Secured Parties) shall have the right to exercise (on behalf of the Secured Parties) all of the remedies conferred to the Secured Parties (or to Collateral Agent) hereunder and under the Notes, and the Collateral Agent (on behalf of the Secured Parties) shall have all the rights and remedies of a secured party under the UCC and/or any other applicable law (including the Uniform Commercial Code of any jurisdiction in which any Collateral is then subject). Without limitation, the Collateral Agent (on behalf of the Secured Parties) shall have the following rights and powers:

(a) to have a third party custodian take possession of the Collateral and, for that purpose, enter, with the aid and assistance of any person, any premises where the Collateral, or any part thereof, is or may be placed and remove the same, and the Company shall assemble the Collateral and make it available to the Collateral Agent for the benefit of the Secured Parties at places which the Collateral Agent shall reasonably select, whether at the Company’s premises or elsewhere, and make available to the Collateral Agent, without rent, all of the Company’s respective premises and facilities for the purpose of the Collateral Agent taking possession of, removing or putting the Collateral in saleable or disposable form; and

(b) to operate the business of the Company using the Collateral and shall have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the Collateral, at public or private sale or otherwise, either with or without special conditions or stipulations, for cash or on credit or for future delivery, in such parcel or parcels and at such time or times and at such place or places, and upon such terms and conditions as the Collateral Agent may deem commercially reasonable, all without (except as shall be required by applicable statute and cannot be waived) advertisement or demand upon or notice to the Company or right of redemption of the Company, which are hereby expressly waived. Upon each such sale, lease, assignment or other transfer of Collateral, the Collateral Agent may, unless prohibited by applicable law which cannot be waived, purchase all or any part of the Collateral being sold, free from and discharged of all trusts, claims, right of redemption and equities of the Company, which are hereby waived and released.

7.  Indemnification of the Collateral Agent. Neither the Collateral Agent nor any of its affiliates or representatives will be liable for any action taken or omitted to be taken by it or them under this Agreement in good faith and believed by it or them to be within the discretion or power conferred upon it or them by this Agreement or be responsible for the consequences of any error of judgment (except for fraud, gross negligence, or willful misconduct). Unless indemnified to its satisfaction against loss, cost, liability and expense, the Collateral Agent may not be compelled to do any act under this Agreement or to take any action toward the execution or enforcement of the powers created under this Agreement or to prosecute or defend any suit in respect of this Agreement. If the Collateral Agent requests instructions from Secured Parties with respect to any act or action in connection with this Agreement, then the Collateral Agent is entitled to refrain (without incurring any liability to anyone by so refraining) from that act or action unless and until it has received instructions. In no event, however, may the Collateral Agent or any of its representatives be required to take any action that it or they determine could incur for it or them criminal or onerous civil liability. Without limiting the generality of the foregoing, no Secured Party has any right of action against the Collateral Agent as a result of the Collateral Agent’s acting or refraining from acting under this Agreement in accordance with instructions of the Secured Parties. EACH SECURED PARTY (IN PROPORTION TO THE THEN-OUTSTANDING PRINCIPAL AMOUNT OF NOTES) SHALL INDEMNIFY THE COLLATERAL AGENT AND ITS REPRESENTATIVES AND HOLD THEM HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, REASONABLE EXPENSES, AND REASONABLE DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER (EXCEPT FOR FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT) THAT MAY BE IMPOSED ON, ASSERTED AGAINST, OR INCURRED BY THEM IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THEM UNDER THIS AGREEMENT.

8.  Applications of Proceeds. The proceeds of any such sale, lease or other disposition of the Collateral hereunder shall be applied first, to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like (including, without limitation, any taxes, fees and other costs incurred in connection therewith) of the Collateral, to the reasonable attorneys' fees and expenses incurred by the Secured Parties (or Collateral Agent) in enforcing its rights hereunder and in connection with collecting, storing and disposing of the Collateral, and then to satisfaction of the Obligations, and to the payment of any other amounts required by applicable law, after which the Secured Parties (or Collateral Agent on their behalf) shall pay to the Company any surplus proceeds. If, upon the sale, license or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which the Secured Parties is legally entitled, (i) then the policies shall be allowed among the Secured Parties in proposition to the amount outstanding under each Note, and (ii) the Company will be liable for the deficiency, together with interest thereon, at the Default Interest rate (as defined in the Notes), and the reasonable fees of any attorneys employed by the Secured Parties (or Collateral Agent on their behalf) to collect such deficiency. To the extent permitted by applicable law, the Company waives all claims, damages and demands against the Secured Parties (or Collateral Agent) arising out of the repossession, removal, retention or sale of the Collateral, unless due to the gross negligence or willful misconduct of the Secured Party.

(a)  All ordinary costs and expenses incurred by the Secured Parties (or collateral Agent) in collection of the Obligations shall be borne exclusively by the Company including, without limitation, any costs, expenses, fees or disbursements incurred by outside agencies or attorneys retained by the Secured Parties to effect collections of the Obligations or any Collateral securing the Obligations. The provisions of this paragraph shall not apply to any suits, actions, proceedings or claims of the nature referred to herein or otherwise which are based upon or related to the repayment of, or the taking of security for, any loans and/or advances made by any Secured Parties to the Company that do not arise under the Loan Agreement or that are not participated in by the Secured Parties, and the party making such loans and/or advances shall be exclusively responsible for such suits, actions, proceedings or claims and the payment of all such expenses in connection therewith.

9.  Costs and Expenses. The Company agrees to pay all reasonable out-of-pocket fees, costs and expenses incurred in connection with any filing required hereunder, including without limitation, any financing statements, continuation statements, partial releases and/or termination statements related thereto or any expenses of any searches reasonably required by the Secured Parties or Collateral Agent. The Company shall also pay all other claims and charges which in the reasonable opinion of the Secured Parties as Collateral Agent might prejudice, imperil or otherwise affect the Collateral or the Security Interest therein. The Company will also, upon demand, pay to the Secured Parties the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Secured Party may incur in connection with (i) the enforcement of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, or (iii) the exercise or enforcement of any of the rights of the Secured Parties under the Loan Agreement. Until so paid, any fees payable hereunder shall be added to the principal amount of the Note and shall bear interest at the Default Interest rate.

10.  Responsibility for Collateral. The Company assumes all liabilities and responsibility in connection with all Collateral, and the obligations of the Company hereunder or under the Loan Agreement shall in no way be affected or diminished by reason of the loss, destruction, damage or theft of any of the Collateral or its unavailability for any reason.

11.  Security Interest Absolute. All rights of the Secured Parties and all Obligations of the Company hereunder, shall be absolute and unconditional, irrespective of: (a) any lack of validity or enforceability of this Agreement, the Loan Agreement, or any agreement entered into in connection with the foregoing, or any portion hereof or thereof; (b) any change in the time, manner or place of payment or performance of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Loan Agreement, or any other agreement entered into in connection with the foregoing; (c) any exchange, release or nonperfection of any of the Collateral, or any release or amendment or waiver of or consent to departure from any other collateral for, or any guaranty, or any other security, for all or any of the Obligations; (d) any action by the Secured Parties (or Collateral Agent) to obtain, adjust, settle and cancel in its sole discretion any insurance claims or matters made or arising in connection with the Collateral; or (e) any other circumstance which might otherwise constitute any legal or equitable defense available to the Company, or a discharge of all or any part of the Security Interest granted hereby. Until the Obligations shall have been paid and performed in full, the rights of the Secured Parties shall continue even if the Obligations are barred for any reason, including, without limitation, the running of the statute of limitations or bankruptcy. The Company expressly waives presentment, protest, notice of protest, demand, notice of nonpayment and demand for performance. In the event that at any time any transfer of any Collateral or any payment received by the Secured Parties hereunder shall be deemed by final order of a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under the bankruptcy or insolvency laws of the United States, or shall be deemed to be otherwise due to any party other than the Secured Parties, then, in any such event, the Company's obligations hereunder shall survive cancellation of this Agreement, and shall not be discharged or satisfied by any prior payment thereof and/or cancellation of this Agreement, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof. The Company waives all right to require the Secured Parties to proceed against any other person or to apply any Collateral which the Secured Parties may hold at any time, or to marshal assets, or to pursue any other remedy. The Company waives any defense arising by reason of the application of the statute of limitations to any obligation secured hereby.

12.  Term of Agreement. This Agreement and the Security Interest shall terminate on the date that of all amounts due the Secured Parties under the Loan Agreement and the Notes have been indefensibly full and all other obligations have been indefensibly paid or satisfied. Upon such termination, the Secured Parties, at the request and at the expense of the Company, will join in executing any termination statement with respect to any financing statement executed and filed pursuant to this Agreement.

13.  Power of Attorney; Further Assurances.

(a)  In addition to any other rights, powers and authority granted to Collateral Agent herein or in any other Agreement: The Company authorizes the Collateral Agent as agent and attorney - in- fact for the Secured Parties, and does hereby make, constitute and appoint it, and its respective officers, agents, successors or assigns with full power of substitution, as the Company's true and lawful attorney-in-fact, with power, in its own name or in the name of the Company, to, after the occurrence and during the continuance of an Event of Default, (i) endorse any debentures, checks, drafts, money orders, or other instruments of payment (including payments payable under or in respect of any policy of insurance) in respect of the Collateral that may come into possession of the Collateral Agent or any of Secured Parties; (ii) to sign and endorse any UCC financing statement or any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts, and other documents relating to the Collateral; (iii) to pay or discharge taxes, liens, security interests or other encumbrances at any time levied or placed on or threatened against the Collateral; (iv) to demand, collect, receipt for, compromise, settle and sue for monies due in respect of the Collateral; and (v) generally, to do, at the option of the Collateral Agent, and at the Company's expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve and realize upon the Collateral and the Security Interest granted therein in order to effect the intent of this Agreement and the Loan Agreement and Notes, all as fully and effectually as the Company might or could do; and the Company hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable for the term of this Agreement and thereafter as long as any of the Obligations shall be outstanding.

(b)  On a continuing basis, the Company will cooperate in good afith with Collateral Agent and make, execute, acknowledge, deliver, file and record, as the case may be, in the proper filing and recording places in any jurisdiction, including, without limitation, the jurisdictions indicated on Schedule D, attached hereto, all such instruments, and take all such action as may reasonably be deemed necessary or advisable, or as reasonably requested by the Collateral Agent, to perfect the Senior Security Interest granted hereunder and otherwise to carry out the intent and purposes of this Agreement, or for assuring and confirming to the Secured Parties the grant or perfection of a security interest in all the Collateral.

(c)  The Company hereby irrevocably appoints the Collateral Agent as the Company's attorney-in-fact, with full authority in the place and stead of the Company and in the name of the Company, from time to time at the discretion of the Collateral Agent, to take any action and to execute any instrument which the Collateral Agent, may deem necessary or advisable to accomplish the purposes of this Agreement, including the filing, in its sole discretion, of one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of the Company where permitted by law.

14.  Notices. All notices, requests, demands and other communications hereunder shall be in writing, with copies to all the other parties hereto, and shall be deemed to have been duly given when (i) if delivered by hand, upon receipt, (ii) if sent by facsimile, upon receipt of proof of sending thereof, on a business day or, if not, on the first business day thereafter (iii) if sent by nationally recognized overnight delivery service (receipt requested), the next business day or (iv) if mailed by first-class registered or certified mail, return receipt requested, postage prepaid, four days after posting in the U.S. mails, in each case if delivered to the following addresses:

If to the Company:	Goldspring, Inc.
820 Morgan Drive
Los Angeles, CA 90049
Telephone No: (310) 476-7070
Fax No. (212) 580-5811

With copies to:	Hodgson Russ LLP
60 East 42nd Street, 37th Floor
New York, NY 10165
Telephone No: (212) 661-3535
Facsimile No: (212) 972-1677
Attn.: Jeffrey A. Rinde, Esq.

Jolie Kahn, Esq.
17 Battery Place, Suite 300
New York, NY 10004
Telephone No.: (214) 263-5407
NY FAX: (214) 747-0175
DALLAS FAX: (972) 248-5006

If to the Secured Parties: to the address set forth immediately across the Secured Party’s name on the Schedule A, with a copy to the Collateral Agent.

If to Collateral Agent:
John Winfield
820 Morgan Drive
Los Angeles, CA 90049
Telephone No: (310) 476-7070
Fax No. (212) 580-5811

With copies to :	Hodgson Russ LLP
60 East 42nd Street, 37th Floor
New York, NY 10165
Telephone No: (212) 661-3535
Facsimile No: (212) 972-1677
Attn.: Jeffrey A. Rinde, Esq.

15.  Other Security. To the extent that the Obligations are now or hereafter secured by property other than the Collateral or by the guarantee, endorsement or property of any other person, firm, corporation or other entity, then the Collateral Agent shall have the right, in its sole discretion, to pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of the Secured Parties' rights and remedies hereunder.

16.  Miscellaneous.

(a)  No course of dealing between the Company and any Secured Party or Collateral Agent, nor any failure to exercise, nor any delay in exercising, on the part of any Secured Party or Collateral Agent, any right, power or privilege hereunder or under the Loan Agreement or Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b)  All of the rights and remedies of the Secured Parties and Collateral Agent with respect to the Collateral, whether established hereby or by the Loan Agreement or Notes or by any other agreements, instruments or documents or by law shall be cumulative and may be exercised singly or concurrently.

(c)  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and is intended to supersede all prior negotiations, understandings and agreements with respect thereto. Except as specifically set forth in this Agreement, no provision of this Agreement may be terminated, modified, waived or amended except by a written agreement specifically referring to this Agreement and signed by the Company and Holders of more than fifty percent (50%) of the standing principal amount (including Interest) of Notes. Any such termination, waiver, modification or amendment shall be binding against all Noteholders and their Assigns and the Company.

(d)  In the event that any provision of this Agreement is held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, unless such provision is narrowed by judicial construction, this Agreement shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable. If, notwithstanding the foregoing, any provision of this Agreement is held to be invalid, prohibited or unenforceable in any jurisdiction, such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity, prohibition or unenforceability without invalidating the remaining portion of such provision or the other provisions of this Agreement and without affecting the validity or enforceability of such provision or the other provisions of this Agreement in any other jurisdiction.

(e)  No waiver of any breach or default or any right under this Agreement shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default or right, whether of the same or similar nature or otherwise.

(f)  This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns.

(g)  Each party shall take such further action and execute and deliver such further documents as may be necessary or appropriate in order to carry out the provisions and purposes of this Agreement.

(h)  This Agreement shall be construed in accordance with the laws of the State of New York, except to the extent the validity, perfection or enforcement of a security interest hereunder in respect of any particular Collateral which are governed by a jurisdiction other than the State of New York in which case such law shall govern. Each of the parties hereto irrevocably submit to the exclusive jurisdiction of any New York State or United States federal court sitting in New York county over any action or proceeding arising out of or relating to this Agreement, and the parties hereto hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The parties hereto further waive any objection to venue in the State of New York and any objection to an action or proceeding in the State of New York on the basis of forum non conveniens.

(i)  EACH PARTY HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRAIL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH PARTY WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS RIGHTS TO A JURY TRIAL FOLLOWING SUCH CONSULTATION. THIS WAIVER IS IRREVOCABLE, MEANING THAT, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS AND SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF A LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(j)  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed on the day and year first above written. (This signature page may be duplicated for additional Secured Parties).

THE COMPANY:

PLUM MINE SPECIAL PURPOSE, LLC

By:
Name:
Title:	Manager

COLLATERAL AGENT:

John Winfield

SECURED PARTIES:

Print Name

By:
Name:
Address:

Print Name

By:
Name:
Address:

SCHEDULE A

The Secured Parties

June ___, 2006 Funding Date

Name/Address	Loan Amount(s)

SCHEDULE B

Offices

8585 East Hartford Drive, Suite 400
Scottsdale, AZ 85255

SCHEDULE C

Permitted Liens

Name and Address	Amount of Principal Indebtedness Remaining

SCHEDULE D

Jurisdictions

Florida
Nevada
Arizona